SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    Form 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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                Date of Report (Date of earliest event reported):
                                 August 1, 1997

                             THE GRAND UNION COMPANY
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                     0-26602
                            (Commission File Number)

                                   22-1518276
                        (IRS Employer Identification No.)

                 201 Willowbrook Boulevard, Wayne, NJ 07470-0966
               (Address of principal executive offices) (Zip Code)

                                 (973) 890-6000
               Registrant's telephone number, including area code:

                                 Not applicable
          (Former name or former address, if changed since last report)

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Item 5. Other Events.

      On August 1, 1997, the Board of Directors of The Grand Union Company (the "Company"), elected J. Wayne Harris to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. In connection with such appointment, the Company and Mr. Harris entered into an Employment Agreement (the "Employment Agreement"), dated as of August 1, 1997 (the "Effective Date"). The following description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, filed as
Exhibit 99.1 hereto and incorporated herein by reference. Capitalized terms used herein, if not otherwise defined, shall have the meanings ascribed to such terms in the Employment Agreement.

      The Employment Agreement provides, among other things, that

      (a) the term of Mr. Harris's employment pursuant to the Employment Agreement shall commence on the Effective Date and shall continue until July 31, 2001 (the "Term");

      (b) Mr. Harris shall earn, and the Company shall pay, cash compensation during the Term of:

            (i) base salary at an annual rate of $600,000 per year, prorated based on the actual number of weeks worked during the fiscal years ending 1998 and 2001; and

            (ii) bonus compensation in an amount determined by the Company's Compensation Committee, subject to the following: (x) for the fiscal year ending March 28, 1998, the maximum bonus payable shall be 120% of Mr. Harris's base salary paid for such period, and the minimum bonus payable for such period shall be 75% of such base salary; and (y) for the fiscal year ending each year during the Term thereafter, the minimum bonus target shall be 100% of Mr. Harris's base salary for the applicable period, with the actual amount of the bonus payable for each such period to be subject to achievement of performance targets established by the Compensation Committee of the Company's Board of Directors no later than the 90th day of the fiscal year for which the targets apply.

      (c) the Company granted to Mr. Harris options to purchase up to 1,250,000 shares (the "Options") of the Company's Common Stock, par value $.01 per share (the "Common Stock") on the terms and subject to the conditions set forth below and in the Company's 1995 Equity Incentive Plan, as in effect and as proposed to be amended (the "Plan"), consisting of the following:

            (i) Options to purchase 500,000 shares at an exercise price equal to $1.375 (the closing price as reported by NASDAQ-National Market on the Effective Date), exercisable immediately;


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            (ii) Options to purchase 100,000 shares at an exercise price equal to $1.375, exercisable immediately upon approval by stockholders of the Company of an amendment to the Plan to be submitted to the Company's stockholders at the 1997 Annual Meeting of Stockholders of the Company, currently scheduled to be held on September 25, 1997;

            (iii) Options to purchase 200,000 shares at an exercise price equal to $1.375, which shall become exercisable if and when the Company shall have earnings before interest, tax, depreciation and amortization expense ("EBITDA") of an aggregate of at least $147 million for any 13 continuous 4 week fiscal reporting periods commencing on the Effective Date and ending on or before the end of the Company's fiscal year ending in 2000;

            (iv) Options to purchase 150,000 shares at an exercise price equal to $2.375, exercisable on or after August 1, 1998;

            (v) Options to purchase 150,000 shares at an exercise price equal to $3.375, exercisable on or after August 1, 1999; and

            (vi) Options to purchase 150,000 shares at an exercise price equal to $4.375, exercisable on or after August 1, 2000.

      (d) Mr. Harris has been credited with additional years of service for purposes of the Company's Supplemental Retirement Plan for Key Executives.

The Employment Agreement also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, which are customary for agreements with executives in Mr. Harris's position.

      The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, filed as
Exhibit 99.1 hereto and incorporated herein by reference.

      The terms of the Employment Agreement were approved by a committee of the Board of Directors composed of "disinterested directors" as such term is defined in section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 162(m)"). The Company intends to seek stockholder approval of (i) an amendment to the Plan to permit all of the Options to be granted under the Plan, and (ii) the adoption of a performance-based plan pursuant to which bonuses will be paid to Mr. Harris as contemplated under the Employment Agreement, in an effort to retain the maximum available tax deduction for compensation expenses associated with such grants and bonus payments in accordance with Section 162(m).


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Item 7. Financial Statements and Exhibits.

      (a)   Financial Statements of Business Acquired.
            Not applicable.

      (b)   Pro Forma Financial Information.
            Not applicable.

      (c)   Exhibits.

      99.1 Employment Agreement, dated as of August 1, 1997, by and between The Grand Union Company and J. Wayne Harris.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE GRAND UNION COMPANY


Dated:  August 1, 1997                  By: /s/ Jeffrey P. Freimark
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                                            Jeffrey P. Freimark
                                            Executive Vice President and Chief
                                            Financial and Administrative Officer


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